                                                                      EXHIBIT 10

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated November 7, 2001, relating to the financial statements and financial highlights which appears in the September 30, 2001 Annual Report to Shareholders of Berger Mid Cap Value Fund (one of the portfolios of Berger Investment Portfolio Trust) and Berger Small Cap Value Fund (the sole fund comprising Berger Omni Investment Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
January 2, 2003